Exhibit 99.1
NEWS RELEASE

One North Central Avenue, Phoenix, AZ 85004 (602) 366-8100

For Immediate Release
Media:	Peter J. Faur
(602) 366-7993

Investors:	Stanton K. Rideout
(602) 366-8589
Phelps Dodge Reports Record Quarterly Net Income of $1,324.3 Million, or $6.50 Per Share,
for the 2006 Fourth Quarter (Includes Net Special Gains of $364.1 Million, or $1.79
Per Share); Cash from Operating Activities of $1,753.0 Million
2006 Fourth Quarter Highlights
•	Record fourth quarter net income of $1,324.3 million ($6.50 per share); 2005 fourth quarter net income was $121.3 million (60 cents per share)

•	Fourth quarter net income included after-tax, net special gains of $364.1 million ($1.79 per share); 2005 fourth quarter net income included after-tax, net special charges of $204.2 million ($1.01 per share) (refer to Note 1)

•	The London Metal Exchange (LME) copper price averaged $3.206 per pound in the 2006 fourth quarter, compared with $1.951 in the 2005 fourth quarter and $3.479 in the 2006 third quarter

•	The New York Commodity Exchange (COMEX) copper price averaged $3.191 per pound in the 2006 fourth quarter, compared with $2.029 in the 2005 fourth quarter and $3.539 in the 2006 third quarter

•	The Metals Week Dealer Oxide molybdenum price averaged $25.31 per pound in the 2006 fourth quarter, compared with $29.62 in the 2005 fourth quarter and $26.22 in the 2006 third quarter

•	Cash flow from operating activities was $1,753.0 million for the 2006 fourth quarter, compared with $470.6 million in the 2005 fourth quarter and $1,681.1 million in the 2006 third quarter

•	Phelps Dodge received an additional $231 million, net of income taxes withheld, in cash from Inco Ltd., related to the Combination Agreement termination fee

•	On December 6, 2006, the Phelps Dodge board of directors conditionally approved the development of the Tenke Fungurume copper/cobalt mining project

•	Freeport-McMoRan Copper & Gold Inc. (Freeport) and Phelps Dodge announced that they have signed a definitive merger agreement under which Freeport will acquire Phelps Dodge for approximately $26 billion in cash and stock

•	In January 2007, Phelps Dodge paid to third parties approximately $801 million related to its 2006 Zero-Premium Copper Collar Price Protection Program
Consolidated Results*

			Year Ended
	Fourth Quarter		December 31,
($ in millions except per share amounts)	2006	2005	2006	2005
Sales and other operating revenues	$3,235.3	2,255.6	11,910.4	8,287.1
Operating income	$1,355.4	504.0	4,226.9	1,764.9
Minority interests in consolidated subsidiaries	$(267.1)	(73.9)	(792.4)	(190.4)
Income from continuing operations before cumulative effect of accounting change	$1,324.7	171.3	3,035.9	1,583.9
Loss from discontinued operations	$(0.4)	(39.9)	(18.1)	(17.4)
Net income	$1,324.3	121.3	3,017.8	1,556.4
Diluted earnings per common share**	$6.50	0.60	14.83	7.69
Cash flow from operating activities	$1,753.0	470.6	5,079.2	1,769.7
Capital outlays and investments	$357.8	294.5	1,187.8	698.2
Total debt at period end	$891.9	694.5	891.9	694.5
Total debt-to-capital ratio	9.1%	9.6%	9.1%	9.6%
Total cash at period end	$4,972.8	1,937.5	4,972.8	1,937.5

*	The operating results of Columbian Chemicals have been reported separately from continuing operations and shown as discontinued operations, with the exception of cash flow information, for all periods presented (refer to Note 5).

**	Per share amounts for the quarter and year ended December 31, 2005, have been adjusted to reflect the March 10, 2006, two-for-one stock split.
Supplemental Data – Special Items, Net of Taxes
(Includes Special Items and Provisions, Net, in Operating Income and
Other Non-Operating Significant Items Affecting Comparability of Results)

			Year Ended
	Fourth Quarter		December 31,
($ in millions except per share amounts)	2006	2005	2006	2005
Special items and provisions, net (included in operating income)	$(31.0)	(41.8)	(93.6)	(523.1)
Total, after taxes	$364.1	(204.2)	344.2	(54.1)
Per share**	$1.79	(1.01)	1.69	(0.27)
The above table presents supplemental information of what management believes to be special items. Special items include those operating and non-operating items that management believes should be separately discussed to assist in the understanding of the financial performance of the company and the comparability of its results. Such special items are primarily unpredictable and atypical of the company’s operations in a given period. In addition, management measures the performance of its reportable segments excluding special items. This supplemental information is not a substitute for any U.S. generally accepted accounting principles (GAAP) measure and should be evaluated within the context of our U.S. GAAP results. The tax impacts of the special items were determined at the marginal effective tax rate of the appropriate taxing jurisdiction, including provision for valuation allowance, if warranted. Our measure of special items may not be comparable to similarly titled measures reported by other companies. Refer to Note 1 for further details of special items.
Live audio Webcast on January 29 at 9:30 a.m. (EST); visit: www.phelpsdodge.com for more details

PHOENIX, January 29, 2007 – Phelps Dodge Corp. (NYSE: PD) today reported consolidated net income of $1,324.3 million, or $6.50 per share, for the 2006 fourth quarter, and $3,017.8 million, or $14.83 per share, for the year 2006. Mark-to-market accounting on our 2006 and 2007 copper collars and copper put options had a favorable impact of $156.7 million (after-tax), or 77 cents per share, on 2006 fourth quarter net income, and an overall negative impact of $766.8 million (after-tax), or $3.77 per share, on net income for the year 2006. Net income included after-tax, net special gains totaling $364.1 million, or $1.79 per share, for the 2006 fourth quarter, and after-tax, net special gains totaling $344.2 million, or $1.69 per share, for the year 2006 (refer to Note 1). Net income also included a loss from discontinued operations of $0.4 million for the 2006 fourth quarter, and $18.1 million, or 9 cents per share, for the year 2006 (refer to Note 5).
By comparison, the company reported net income of $121.3 million, or 60 cents per share, for the 2005 fourth quarter, and $1,556.4 million, or $7.69 per share, for the year 2005. Net income included after-tax, net special charges of $204.2 million, or $1.01 per share, for the 2005 fourth quarter, and after-tax, net special charges totaling $54.1 million, or 27 cents per share, for the year 2005 (refer to Note 1). Net income also included a loss from discontinued operations of $39.9 million, or 19 cents per share, for the 2005 fourth quarter, and $17.4 million, or 8 cents per share, for the year 2005 (refer to Note 5).
J. Steven Whisler, chairman and chief executive officer, said: “Our 2006 net income exceeded $3 billion and set a record for a third consecutive year. As a result of actions we took during the past few years, we are in excellent condition both operationally and financially. We continue to benefit from strong prices for copper and molybdenum, each of which reflects solid market fundamentals.
“At the Cerro Verde mine in Peru, we made our first shipment from our new concentrator, approximately 9,500 metric tons of copper concentrate produced during preoperational trials. The new concentrator continues to work through normal adjustments associated with the start-up of a major operation, and we expect to achieve full production during the first half of 2007. In addition to Cerro Verde, we are developing exciting new mining projects at Safford in Arizona and Tenke Fungurume in the Democratic Republic of the Congo.
“Mining industry consolidation continues, and in late 2006, we announced an agreement to be acquired by Freeport-McMoRan Copper & Gold Inc. This transaction provides Phelps Dodge shareholders a significant premium for their shares and gives them the opportunity to participate in the upside potential of a geographically diverse industry leader possessing the scale and asset quality to compete on the global stage successfully. We are looking forward to working with Freeport-McMoRan to realize all the benefits and potential created by combining our two companies.”
Sales
Consolidated sales and other operating revenues were $3,235.3 million for the 2006 fourth quarter and $11,910.4 million for the year 2006, compared with $2,255.6 million and $8,287.1 million in the corresponding 2005 periods. Sales during the years ended December 31, 2006 and 2005, were negatively impacted by net copper pricing adjustments associated with our 2006 and 2007 copper collar price protection programs. These programs represented approximately 28 percent of our annual copper sales for 2006 and approximately 20 percent of our expected annual copper sales for 2007. As these sales do not qualify for hedge accounting treatment, the entire quantity hedged for both years was adjusted to fair market value based on the forward curve price at December 31, 2006, with the adjustment recorded in revenues. The cumulative pre-tax charges for our 2006 zero-premium copper collar price protection programs and put option premiums, including amounts recognized in 2005 totaled approximately $813 million, of which approximately $801 million was paid in January 2007; the remainder (for put option premiums) was paid at inception. The actual impact of our 2007 zero-premium copper collar price protection programs will not be fully determinable until the maturity of the copper collars at December 31, 2007, with final adjustments based on the average annual LME copper price. The approximate 72 percent of sales in 2006 and the approximate 80 percent in 2007 not covered by the copper collar price protection programs participate fully in LME and COMEX copper prices.
The following table reflects the significant components of the change in revenues:
($ in millions)

		Year Ended
	Fourth Quarter	December 31,
	2006 vs. 2005	2006 vs. 2005
Higher (lower) copper realizations:
PD-produced sales	$722	3,368
Purchased sales	148	1,058
Mark-to-market accounting adjustments from copper price protection programs	452	(598)
Other net pricing adjustments	(145)	(83)

	1,177	3,745

Higher (lower) copper volumes:
PD-produced sales	43	164
Purchased sales	(215)	(145)

	(172)	19

Lower molybdenum realizations	(54)	(310)
Higher molybdenum sales volumes	36	113
Higher (lower) Phelps Dodge Industries sales	1	64
Other, net	(8)	(8)

	$980	3,623

Phelps Dodge Operations:
Phelps Dodge Mining Co. (PDMC)
($ in millions except unit prices)
PDMC Results

			Year Ended
	Fourth Quarter		December 31,
	2006	2005	2006	2005

Sales and other operating revenues to unaffiliated customers	$2,914.4	1,935.3	10,656.4	7,097.5
Operating income	$1,397.1	556.4	4,365.7	1,929.9
Special items and provisions, net (included in operating income)	$(22.7)	(17.9)	(45.6)	(447.3)
Operating income before special items and provisions, net	$1,419.8	574.3	4,411.3	2,377.2
Minority interests in consolidated subsidiaries	$(264.6)	(72.0)	(784.9)	(184.9)
Capital outlays and investments	$346.9	263.2	1,142.9	622.3

LME copper price (per lb.)	$3.206	1.951	3.049	1.669
COMEX copper price (per lb.)	$3.191	2.029	3.089	1.682
Metals Week molybdenum oxide price (per lb.)	$25.31	29.62	24.75	31.73
M-1 Metals Week molybdenum oxide price (per lb.)	$26.09	31.81	24.90	32.12

Copper production (own mines, in thousand tons)	304.3	306.4	1,218.7	1,228.0
Copper sales (own mines, in thousand tons)	299.7	311.3	1,214.5	1,238.4
Molybdenum production (own mines, in million lbs.)	16.8	14.5	68.2	62.3
Molybdenum sales (own mines, in million lbs.)	17.5	14.7	68.8	59.9

PDMC operating income before special items and provisions of $1,419.8 million for the 2006 fourth quarter increased $845.5 million, or 147 percent, compared with the corresponding 2005 period. The increase was primarily due to higher average copper prices (approximately $722 million) and the favorable impact associated with lower net copper pricing adjustments for our copper collars and copper put options (approximately $452 million); partially offset by (i) higher copper production costs (approximately $129 million), (ii) higher other net pricing adjustments (approximately $145 million) mostly for provisionally priced copper contracts at December 31, 2006, and (iii) lower by-product molybdenum revenues (approximately $48 million). Higher copper production costs were primarily due to higher mining and milling rates (approximately $83 million), higher smelting, refining and freight costs (approximately $21 million), a decrease in work-in-process inventories (approximately $18 million) and higher depreciation expense (approximately $16 million). Refer to Note 3 for further discussion of our 2006 and 2007 zero-premium copper collars and copper put options and the impact on the 2006 fourth quarter.
Phelps Dodge Industries (PDI)
($ in millions)
PDI — Wire & Cable Results

			Year Ended
	Fourth Quarter		December 31,
	2006	2005	2006	2005

Sales and other operating revenues to unaffiliated customers	$320.9	320.3	1,254.0	1,189.6
Operating income (loss)	$20.5	(12.1)	57.6	14.6
Special items and provisions, net (included in operating income)	$—	(15.3)	(15.8)	(18.6)
Operating income before special items and provisions, net	$20.5	3.2	73.4	33.2
Minority interests in consolidated subsidiaries	$(2.5)	(1.9)	(7.5)	(5.5)
Capital outlays and investments	$6.2	7.5	17.6	19.5
Wire & Cable’s sales of $320.9 million for the 2006 fourth quarter increased $0.6 million compared with the corresponding 2005 period primarily due to higher metal prices (approximately $95 million) and higher sales volumes (approximately $32 million) for energy cables and building wire in the international markets; partially offset by the absence of North American magnet wire sales (approximately $99 million) and High Performance Conductors sales (approximately $26 million) due to the sales of these divisions in the 2006 first quarter.
Wire & Cable’s operating income of $20.5 million before special items and provisions for the 2006 fourth quarter increased $17.3 million compared with the corresponding 2005 period primarily due to improved margins and higher sales volumes (approximately $13 million) for energy cables and building wire in the international markets, combined with a favorable impact associated with the sale of the North American magnet wire assets in the 2006 first quarter (approximately $5 million).
Corporate Matters
At December 31, 2006, consolidated cash (including restricted cash of $25.4 million) totaled $4,972.8 million, of which $1,115.9 million was held at our international operations.

The following table reflects the U.S. and international components of consolidated cash at December 31:
($ in millions)

	December 31,	December 31,
	2006	2005
U.S. operations:
Phelps Dodge	$3,856.5	1,103.9
Minority participant’s share	0.4	0.4

	3,856.9	1,104.3

International operations:
Phelps Dodge	645.0	571.3
Minority participants’ share	470.9	261.9

	1,115.9	833.2

Total consolidated cash	$4,972.8	1,937.5

Cash provided by operating activities was $1,753.0 million in the 2006 fourth quarter and $5,079.2 million in the year 2006, compared with $470.6 million and $1,769.7 million in the corresponding 2005 periods. The increase of $3,309.5 million, or 187 percent, in the year 2006 compared with the corresponding 2005 period primarily reflected higher earnings (approximately $2,500 million) exclusive of minority interests, depreciation, deferred income taxes, special items and provisions and losses on 2006 and 2007 copper collars and copper put options, coupled with lower working capital requirements (approximately $596 million) and the absence of contributions made to pension plans and VEBA trusts (approximately $450 million in 2005); partially offset by payments for realized losses on the 2005 copper collars (approximately $187 million).
The company’s total debt at December 31, 2006, was $891.9 million, compared with $921.6 million at September 30, 2006, and $694.5 million at December 31, 2005. The company’s ratio of debt to total capitalization was 9.1 percent at December 31, 2006, versus 10.4 percent at September 30, 2006, and 9.6 percent at December 31, 2005.
The company continues to take various actions designed to achieve its operating and strategic objectives:
1.	In connection with terminating the Combination Agreement with Inco Ltd., Phelps Dodge recognized a 2006 pre-tax gain of $435.1 million ($330.7 million after-tax), which was included as miscellaneous income and expense, net, in the Consolidated Statement of Income (refer to Note 1). This termination fee consisted of gross proceeds of approximately $356 million (approximately $316 million net of expenses) received during 2006. We also recorded an income tax receivable of approximately $119 million for the remaining proceeds associated with Canadian income taxes withheld that we expect to receive in 2007.

2.	On November 18, 2006, Phelps Dodge and Freeport entered into a definitive merger agreement under which Freeport will acquire Phelps Dodge creating the world’s largest publicly traded copper company. The combined company will represent one of the most geographically diversified portfolios of operating, expansion and growth projects in the copper mining industry. The transaction, which is subject to Phelps Dodge and Freeport shareholder approval, regulatory approvals and customary closing conditions, is expected to close in March 2007.

Under the terms of the transaction, Freeport will acquire all of the outstanding common shares of Phelps Dodge for a combination of cash and common shares of Freeport for a total consideration, based on the closing price of Freeport stock on November 17, 2006, of $126.46 per Phelps Dodge share. Each Phelps Dodge shareholder will receive $88.00 per share in cash plus 0.67 common shares of Freeport for each Phelps Dodge share. Freeport will deliver a total of approximately 137 million shares to Phelps Dodge shareholders, resulting in Phelps Dodge shareholders owning approximately 38 percent of the combined company on a fully diluted basis. Based upon the closing price of Freeport stock on January 25, 2007, the combination of cash and common shares have a value of $127.11 per Phelps Dodge share.

3.	On December 6, 2006, the Phelps Dodge board of directors conditionally approved the development of the Tenke Fungurume copper/cobalt mining project, with final approval contingent upon finalizing a series of agreements with a DRC electricity provider. The initial project will include development of the mine as well as copper and cobalt processing facilities, and will require a capital investment of approximately $650 million. Phelps Dodge and Tenke Mining Corporation are responsible for funding 70 percent and 30 percent, respectively, of any advances for project development.

Earthwork activity commenced with initial focus on roads, plant-site cleaning and construction-camp installation. We anticipate commencement of production beginning in late 2008 or early 2009, with production of 250 million pounds of copper (approximately 144 million pounds for PD’s share) and 18 million pounds of cobalt (approximately 10 million pounds for PD’s share) annually for the first 10 years.
On December 1, 2006, Phelps Dodge paid a regular quarterly dividend of 20 cents per common share for the 2006 fourth quarter (which was declared on October 23, 2006); the amount paid for the quarter was $40.8 million.
Webcast of Conference Call
The public is invited to listen to a live audio Webcast of the company’s fourth-quarter conference call with the financial community on Monday, January 29, at 9:30 a.m. Eastern Standard Time. Management plans to discuss 2006 fourth-quarter and full-year results and provide its outlook for the 2007 first quarter. Information pertaining to the Webcast can be found at the company’s Web site at http://www.phelpsdodge.com.
Company Profile
Phelps Dodge Corp. is one of the world’s leading producers of copper and molybdenum and is the largest producer of molybdenum-based chemicals and continuous-cast copper rod. The company employs 15,000 people worldwide.

Cautionary Language Concerning Forward-Looking Statements
This news release contains forward-looking statements as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934, including statements regarding, among other things, the company’s business strategy and growth strategy. All statements other than historical information are forward-looking statements. These forward-looking statements are based on management’s current expectations, speak only as of the date made, and are subject to a number of risks and uncertainties, which cannot be predicted or quantified and are beyond our control. Future developments and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Please refer to the risk factors section and management’s discussion and analysis section of our most recent 10-K and 10-Q reports, as well as our other publicly available filings with the Securities and Exchange Commission (the SEC), for discussion of factors that could cause such actual results to differ materially. In addition, this news release contains forward-looking statements concerning the proposed merger of Phelps Dodge with Freeport. Please refer to the risk factors and cautionary statement regarding forward-looking statements included in the preliminary joint proxy statement/prospectus filed by Freeport with the SEC for discussion of factors that could cause actual results of the proposed merger to differ materially from such forward-looking statements.
Important Information for Investors and Stockholders
Freeport has filed a preliminary joint proxy statement/prospectus with the SEC in connection with the proposed merger. Phelps Dodge and Freeport urge investors and stockholders to read the definitive joint proxy statement/prospectus when it becomes available and any other relevant documents filed by either party with the SEC because they will contain important information.
Investors and stockholders will be able to obtain the definitive joint proxy statement/prospectus and other documents filed with the SEC free of charge at the website maintained by the SEC at www.sec.gov. In addition, documents filed with the SEC by Phelps Dodge will be available free of charge on the investor relations portion of the Phelps Dodge website at www.phelpsdodge.com. Documents filed with the SEC by Freeport will be available free of charge on the investor relations portion of the Freeport website at http://www.fcx.com.
Phelps Dodge, and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the merger. Information concerning the interests of Phelps Dodge’s directors and executive officers in Phelps Dodge is set forth in the preliminary joint proxy statement/prospectus filed with the SEC. Freeport, and certain of its directors and executive officers are participants in the solicitation of proxies from the stockholders of Freeport in connection with the merger. Information concerning the interests of Freeport’s directors and executive officers in Freeport is also set forth in the preliminary joint proxy statement/prospectus filed with the SEC. Other information regarding the direct and indirect interests, by security holdings or otherwise, of the participants will be described in the definitive joint proxy statement/prospectus relating to the merger. Investors and stockholders can obtain more detailed information regarding the direct and indirect interests of Phelps Dodge’s and Freeport’s directors and executive officers in the merger by reading the definitive joint proxy statement/prospectus when it becomes available.
###

PHELPS DODGE CORPORATION
CONSOLIDATED STATEMENT OF INCOME
(Unaudited; in millions except per share amounts)

			Year Ended
	Fourth Quarter		December 31,
	2006	2005	2006	2005
Sales and other operating revenues	$3,235.3	2,255.6	11,910.4	8,287.1

Operating costs and expenses
Cost of products sold (exclusive of items shown separately below)	1,636.2	1,512.1	6,807.2	5,281.8
Depreciation, depletion and amortization	124.1	107.9	448.7	441.8
Selling and general administrative expense	65.5	40.1	207.0	158.5
Exploration and research expense	23.1	49.7	127.0	117.0
Special items and provisions, net (see Note 1)	31.0	41.8	93.6	523.1

	1,879.9	1,751.6	7,683.5	6,522.2

Operating income	1,355.4	504.0	4,226.9	1,764.9
Interest expense	(20.4)	(16.6)	(73.0)	(78.6)
Capitalized interest	12.8	7.2	54.0	16.3
Early debt extinguishment costs	—	—	—	(54.0)
Inco termination fee, net of expenses	352.8	—	435.1	—
Gain on sale of cost-basis investment, net of expenses	—	—	—	438.4
Change in interest gains, net of expenses	—	8.8	—	168.3
Miscellaneous income and expense, net	76.3	17.6	190.9	93.3

Income from continuing operations before taxes, minority interests in consolidated subsidiaries, equity in net earnings (losses) of affiliated companies and cumulative effect of accounting change	1,776.9	521.0	4,833.9	2,348.6
Provision for taxes on income (see Note 2)	(186.4)	(276.6)	(1,010.2)	(577.0)
Minority interests in consolidated subsidiaries	(267.1)	(73.9)	(792.4)	(190.4)
Equity in net earnings (losses) of affiliated companies	1.3	0.8	4.6	2.7

Income from continuing operations before cumulative effect of accounting change	1,324.7	171.3	3,035.9	1,583.9
Discontinued operations:
Loss from discontinued operations, net of taxes (see Note 5)	(0.4)	(39.9)	(18.1)	(17.4)

Income before cumulative effect of accounting change	1,324.3	131.4	3,017.8	1,566.5
Cumulative effect of accounting change, net of taxes	—	(10.1)	—	(10.1)

Net income	1,324.3	121.3	3,017.8	1,556.4
Preferred stock dividends	—	—	—	(6.8)

Net income applicable to common shares	$1,324.3	121.3	3,017.8	1,549.6

Weighted average number of common shares outstanding — basic*	202.6	201.7	202.4	195.7

Basic earnings per common share:
Income from continuing operations	$6.54	0.85	15.00	8.06
Loss from discontinued operations	—	(0.20)	(0.09)	(0.09)
Cumulative effect of accounting change	—	(0.05)	—	(0.05)

Basic earnings per common share	$6.54	0.60	14.91	7.92

Weighted average number of common shares outstanding — diluted*	203.7	203.2	203.5	202.5

Diluted earnings per common share:
Income from continuing operations	$6.50	0.84	14.92	7.82
Loss from discontinued operations	—	(0.19)	(0.09)	(0.08)
Cumulative effect of accounting change	—	(0.05)	—	(0.05)

Diluted earnings per common share	$6.50	0.60	14.83	7.69

BUSINESS DIVISIONS
(Unaudited; in millions)

Sales and other operating revenues — unaffiliated customers
Phelps Dodge Mining Company	$2,914.4	1,935.3	10,656.4	7,097.5
Phelps Dodge Industries	320.9	320.3	1,254.0	1,189.6

	$3,235.3	2,255.6	11,910.4	8,287.1

Operating income (loss)
Phelps Dodge Mining Company	$1,397.1	556.4	4,365.7	1,929.9
Phelps Dodge Industries	20.5	(12.1)	57.6	14.6
Corporate and Other	(62.2)	(40.3)	(196.4)	(179.6)

	$1,355.4	504.0	4,226.9	1,764.9

*	Per share amounts and weighted average number of common shares outstanding for the quarter and year ended December 31, 2005, have been adjusted to reflect the March 10, 2006, two-for-one stock split.
See Notes to Consolidated Financial Information.

PHELPS DODGE CORPORATION
CONSOLIDATED BALANCE SHEET
(Unaudited; in millions except per share prices)

	December 31,	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$4,947.4	1,916.7
Restricted cash	25.4	20.8
Accounts receivable, less allowance for doubtful accounts	1,264.8	1,028.0
Mill and leach stockpiles	90.8	36.6
Inventories	356.0	329.5
Supplies	247.9	199.7
Prepaid expenses and other current assets	116.3	83.6
Deferred income taxes	552.3	82.0
Assets held for sale	—	373.8

Current assets	7,600.9	4,070.7
Investments and long-term receivables	193.1	142.6
Property, plant and equipment, net	5,873.5	4,830.9
Long-term mill and leach stockpiles	181.8	133.3
Deferred income taxes	15.8	99.6
Goodwill	12.5	22.3
Intangible assets, net	7.0	7.5
Long-term assets held for sale	—	431.4
Trust assets	588.3	258.4
Other assets and deferred charges	159.4	361.3

	$14,632.3	10,358.0

Liabilities
Current liabilities:
Short-term debt	$33.7	14.3
Current portion of long-term debt	88.1	2.5
Accounts payable and accrued expenses	2,705.8	1,445.7
Accrued income taxes	435.3	23.6
Liabilities related to assets held for sale	—	123.2

Current liabilities	3,262.9	1,609.3
Long-term debt	770.1	677.7
Deferred income taxes	768.6	558.0
Long-term liabilities related to assets held for sale	—	61.3
Other liabilities and deferred credits	890.7	934.2

	5,692.3	3,840.5

Minority interests in consolidated subsidiaries	1,249.6	915.9

Shareholders’ equity*
Common shares, par value $6.25; 300.0 shares authorized; 204.0 outstanding in 2006 and 203.2 outstanding in 2005	1,275.1	635.1
Capital in excess of par value	1,372.7	1,998.8
Retained earnings**	5,221.4	3,158.8
Accumulated other comprehensive loss	(178.8)	(154.5)
Other	—	(36.6)

	7,690.4	5,601.6

	$14,632.3	10,358.0

*	Common shares outstanding at December 31, 2005, have been adjusted to reflect the March 10, 2006, two-for-one stock split.

**	Included cumulative effect adjustment credit of $19.8 million for the adoption of EITF Issue No. 04-6 in the 2006 first quarter.
See Notes to Consolidated Financial Information.

PHELPS DODGE CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited; in millions)

	Year Ended December 31,
	2006	2005
Operating activities
Net income	$3,017.8	1,556.4
Adjustments to reconcile net income to net cash provided by operating activities:
Losses on copper collars and copper put options (realized but unpaid and unrealized)	1,008.9	410.5
Depreciation, depletion and amortization	449.0	490.9
Deferred income tax provision (benefit)	(147.0)	16.4
Equity in net earnings (losses) of affiliated companies, net of dividends received	(1.9)	(0.1)
Gain on sale of cost-basis investment, net of expenses	—	(438.4)
Change in interest gains, net of expenses	—	(168.3)
Special items and provisions, net	93.6	612.1
Early debt extinguishment costs	—	54.0
Minority interests in consolidated subsidiaries	792.7	190.6
Loss on disposition of discontinued operations	30.3	5.8
Cumulative effect of accounting change	—	13.5
Changes in current assets and liabilities:
Accounts receivable	(236.1)	(399.0)
Repayment of securitized accounts receivable	—	(85.0)
Mill and leach stockpiles	(50.1)	(10.5)
Inventories	(0.7)	(46.5)
Supplies	(48.8)	(33.8)
Prepaid expenses and other current assets	(36.4)	(35.2)
Interest payable	1.1	(3.8)
Other accounts payable	21.7	159.6
Accrued income taxes	401.9	(0.9)
Realized losses on 2005 copper collars	(187.2)	—
Other accrued expenses	(9.9)	(97.9)
Master Trust pension plans contributions	—	(250.0)
VEBA trusts contributions	—	(200.0)
Other operating, net	(19.7)	29.3

Net cash provided by operating activities	5,079.2	1,769.7

Investing activities
Capital outlays	(1,191.1)	(686.0)
Capitalized interest	(54.4)	(17.6)
Investments in subsidiaries and other, net of cash received	3.3	(12.2)
Proceeds from the sale of Columbian Chemicals	505.2	—
Proceeds from the sale of Magnet Wire North American assets	136.5	—
Proceeds from the sale of High Performance Conductors	47.9	—
Proceeds from asset dispositions	25.1	18.2
Proceeds from sale of cost-basis investments, net of expenses	—	451.6
Restricted cash	(4.6)	(20.8)
Global reclamation and remediation trust contribution	(300.0)	(100.0)
Other investing, net	(12.1)	(1.2)

Net cash used in investing activities	(844.2)	(368.0)

Financing activities
Net increase (decrease) in short-term debt	17.4	(61.7)
Proceeds from issuance of debt	182.0	21.6
Payment of debt	(2.6)	(354.3)
Common dividends	(975.5)	(630.7)
Preferred dividends	—	(10.1)
Minority interest dividends	(458.8)	(98.5)
Issuance of shares, net	27.4	55.9
Debt issue costs	(3.1)	(18.8)
Proceeds from issuance of Cerro Verde and Ojos del Salado stock, net of expenses	—	466.6
Other financing, net	—	(55.8)

Net cash used in financing activities	(1,213.2)	(685.8)

Cash included in assets held for sale	—	(11.0)
Effect of exchange rate impact on cash and cash equivalents	8.9	11.7

Increase in cash and cash equivalents	3,030.7	716.6
Cash and cash equivalents at beginning of year	1,916.7	1,200.1

Cash and cash equivalents at end of year	$4,947.4	1,916.7

See Notes to Consolidated Financial Information.

PHELPS DODGE MINING COMPANY
OPERATING STATISTICS
(Unaudited)

			Year Ended
	Fourth Quarter		December 31,
	2006	2005	2006	2005
Copper production (thousand short tons):
Morenci:
Concentrate	7.5	—	16.5	—
Electrowon	97.1	102.8	391.3	400.0
Bagdad:
Concentrate	17.9	15.2	58.7	84.8
Electrowon	5.2	5.1	24.0	15.8
Sierrita:
Concentrate	18.1	17.5	73.6	71.8
Electrowon	1.9	1.7	7.2	7.5
Miami/Bisbee:
Electrowon	2.3	3.1	9.5	12.3
Chino/Cobre:
Concentrate	10.7	13.5	52.9	50.7
Electrowon	10.0	12.3	40.0	54.1
Tohono:
Electrowon	0.5	0.6	2.6	2.5
Tyrone:
Electrowon	7.6	9.6	31.8	40.5
Candelaria/Ojos del Salado:
Concentrate	49.4	50.8	214.3	210.4
Cerro Verde:
Concentrate	4.5	—	4.5	—
Electrowon	28.3	26.5	106.4	103.1
El Abra:
Electrowon	57.5	62.5	241.0	232.2
Manufacturing	1.5	0.6	5.6	2.3

Total copper production	320.0	321.8	1,279.9	1,288.0
Less 15% undivided interest at Morenci	15.7	15.4	61.2	60.0

Copper production on a consolidated basis	304.3	306.4	1,218.7	1,228.0
Less minority participants’ shares previously accounted for on a pro rata basis:
Candelaria/Ojos del Salado (A)	9.8	8.8	42.8	36.0
Cerro Verde (B)	15.3	12.3	51.5	35.9
El Abra (C)	28.2	30.6	118.1	113.8

Copper production on a pro rata basis	251.0	254.7	1,006.3	1,042.3

Copper sales (thousand short tons):
Total copper sales from own mines	315.6	326.7	1,275.6	1,298.4
Less 15% undivided interest at Morenci	15.9	15.4	61.1	60.0

Copper sales from own mines on a consolidated basis	299.7	311.3	1,214.5	1,238.4
Less minority participants’ shares previously accounted for on a pro rata basis	50.6	50.7	211.4	186.8

Copper sales from own mines on a pro rata basis	249.1	260.6	1,003.1	1,051.6

Total purchased copper (thousand short tons)	63.5	115.7	367.8	410.7

Total copper sales on a consolidated basis	363.2	427.0	1,582.3	1,649.1

Molybdenum production (million pounds):
Primary – Henderson	9.2	6.9	37.1	32.2
By-product	7.6	7.6	31.1	30.1

Total molybdenum production	16.8	14.5	68.2	62.3

Molybdenum sales (million pounds):
Net Phelps Dodge share from own mines	17.5	14.7	68.8	59.9
Purchased molybdenum	1.7	3.1	8.3	12.9

Total molybdenum sales	19.2	17.8	77.1	72.8

(A)	Reflects a 20% partnership interest in Candelaria in Chile; and a 20% equity interest in Ojos del Salado in Chile beginning December 23, 2005.

(B)	Reflects a 17.5% partnership interest in Cerro Verde in Peru through May 31, 2005, and a 46.44% partnership interest beginning June 1, 2005.

(C)	Reflects a 49% partnership interest in El Abra in Chile.

PHELPS DODGE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)
1.	Special Items, Net of Taxes (Includes Special Items and Provisions, Net, in Operating Income and Other Non-Operating Significant Items Affecting Comparability of Results)
Following is supplemental information to provide disclosure of what management believes to be special items. Special items include those operating and non-operating items that management believes should be separately discussed to assist in the understanding of the financial performance of the company and the comparability of its results. Such special items are primarily unpredictable and atypical of the company’s operations in a given period. In certain instances, certain transactions such as restructuring costs, asset impairment charges, certain asset disposals, certain legal matters, early debt extinguishment costs or certain tax items are reflected as special items or other non-operating significant items as they are not considered to be representative of the normal course of business. Additionally, environmental provisions and recoveries are included due to their nature and the impact of these amounts on comparison between periods. We believe consistent identification, disclosure and discussion of such items, both favorable and unfavorable, provide additional information to assess the quality of our performance and our earnings or losses. In addition, management measures the performance of its reportable segments excluding special items. This supplemental information is not a substitute for any U.S. generally accepted accounting principles (GAAP) measure and should be evaluated within the context of our U.S. GAAP results. The tax impacts of the special items or other non-operating significant items were determined at the marginal effective tax rate of the appropriate taxing jurisdictions, including provision for valuation allowance, if warranted. Any supplemental information references to earnings, losses or results excluding special items or before special items is a non-GAAP measure that may not be comparable to similarly titled measures reported by other companies.
In the quarter and year ended December 31, 2006, the company recognized special, net pre-tax gains of $321.2 million and $311.2 million, respectively. After taxes, these gains were $364.1 million and $344.2 million, respectively. Refer to Note 2 for a further discussion of income taxes.

The following table summarizes special items for the quarter and year ended December 31, 2006:
($ in millions except per share amounts)

				Year Ended
	2006 Fourth Quarter			December 31, 2006
			Per			Per
Consolidated Statement of Income Line Item	Pre-tax	After-tax	Share	Pre-tax	After-tax	Share
Special items and provisions, net (included in operating income):
PDMC -
Environmental provisions, net	$(20.0)	(15.2)	(0.08)	(49.5)	(37.6)	(0.19)
Environmental insurance recoveries, net	(0.2)	(0.1)	—	(0.4)	(0.3)	—
Asset impairment charges	(2.5)	(1.9)	(0.01)	(2.5)	(1.9)	(0.01)
Historical legal matters	—	—	—	6.8	5.2	0.03

	(22.7)	(17.2)	(0.09)	(45.6)	(34.6)	(0.17)

PDI -
Asset impairment charges	—	—	—	(5.6)	(5.6)	(0.03)
Dissolution of international wire and cable entity	—	—	—	(1.2)	(1.2)	—
Sale of North American magnet wire assets:
Loss on disposal	—	—	—	(1.0)	(2.0)	(0.01)
Transaction and employee-related costs	—	—	—	(4.1)	(3.1)	(0.02)
Sale of HPC:
Loss on disposal	—	—	—	(1.0)	(1.8)	(0.01)
Transaction and employee-related costs	—	—	—	(2.9)	(2.9)	(0.01)

	—	—	—	(15.8)	(16.6)	(0.08)

Corporate and Other -
Environmental provisions, net	(0.6)	(0.5)	—	(22.2)	(16.9)	(0.08)
Environmental insurance recoveries, net	0.2	0.1	—	0.4	0.3	—
Asset impairment charges	—	—	—	(2.8)	(2.1)	(0.01)
Historical legal matters	(4.0)	(3.0)	(0.02)	(4.2)	(3.2)	(0.02)
Lease termination settlement	(3.9)	(3.0)	(0.01)	(3.9)	(3.0)	(0.01)
Sale of non-core real estate	—	—	—	0.5	0.4	—

	(8.3)	(6.4)	(0.03)	(32.2)	(24.5)	(0.12)

Special items and provisions, net (included in operating income)	(31.0)	(23.6)	(0.12)	(93.6)	(75.7)	(0.37)

Other non-operating significant items affecting comparability of results:
Inco termination fee, net of expenses	352.8	268.2	1.32	435.1	330.7	1.62

Provision for taxes on income: (A)
Tax on unremitted foreign earnings	—	(9.5)	(0.05)	—	(9.5)	(0.05)
Reversal of U.S. deferred tax asset valuation allowance	—	127.5	0.63	—	127.5	0.63
Reversal of PD Minera Peru deferred tax asset valuation allowance	—	0.2	—	—	0.2	—

	—	118.2	0.58	—	118.2	0.58

Minority interests in consolidated subsidiaries: (B)
Tax on unremitted foreign earnings	—	1.9	0.01	—	1.9	0.01

Discontinued operations: (C)
Loss on disposal of Columbian Chemicals	(0.5)	(0.5)	—	(15.9)	(16.5)	(0.08)
Transaction and employee-related costs	(0.1)	(0.1)	—	(14.4)	(14.4)	(0.07)

	(0.6)	(0.6)	—	(30.3)	(30.9)	(0.15)

	$321.2	364.1	1.79	311.2	344.2	1.69

(A)	Provision for taxes on income of $186.4 million and $1,010.2 million, as reflected in the Consolidated Statement of Income for the quarter and year ended December 31, 2006, respectively, included other amounts that have not been separately disclosed as special items as these amounts are typical and representative of the normal course of the company’s business in a given period.

(B)	Minority interests in consolidated subsidiaries of $267.1 million and $792.4 million, as reflected in the Consolidated Statement of Income for the quarter and year ended December 31, 2006, respectively, included other amounts that have not been separately disclosed as special items as these amounts are typical and representative of the normal course of the company’s business in a given period.

(C)	Loss from discontinued operations of $0.4 million and $18.1 million, as reflected in the Consolidated Statement of Income for the quarter and year ended December 31, 2006, respectively, included the operating results of Columbian Chemicals of $0.2 million and $12.8 million, respectively, which have not been separately disclosed as special items. Refer to Note 5, Discontinued Operations, for further discussion.

The following table summarizes special items for the quarter and year ended December 31, 2005:

($ in millions except per share amounts)

				Year Ended
	2005 Fourth Quarter			December 31, 2005
			Per			Per
Consolidated Statement of Income Line Item	Pre-tax	After-tax	Share*	Pre-tax	After-tax	Share*
Special items and provisions, net (included in operating income):
PDMC -
Environmental provisions, net	$(11.3)	(8.5)	(0.04)	(35.7)	(27.1)	(0.13)
Environmental insurance recoveries, net	(0.3)	(0.3)	—	(1.5)	(1.2)	(0.01)
Asset impairment charges	(5.5)	(4.2)	(0.02)	(424.6)	(325.1)	(1.61)
Historical legal matters	(0.8)	(0.6)	—	14.5	11.0	0.06

	(17.9)	(13.6)	(0.06)	(447.3)	(342.4)	(1.69)

PDI -
Environmental provisions, net	(2.1)	(1.6)	(0.01)	(2.2)	(1.7)	(0.01)
Asset impairment charges	(5.5)	(4.8)	(0.02)	(7.9)	(6.7)	(0.03)
Restructuring programs/closures	0.1	0.1	—	(0.7)	0.1	—
Sale of North American magnet wire assets:
Transaction and employee-related costs	(7.8)	(5.9)	(0.03)	(7.8)	(5.9)	(0.03)

	(15.3)	(12.2)	(0.06)	(18.6)	(14.2)	(0.07)

Corporate and Other -
Environmental provisions, net	(21.3)	(16.3)	(0.08)	(75.4)	(57.6)	(0.28)
Environmental insurance recoveries, net	0.9	0.7	—	2.1	1.6	0.01
Historical legal matters	0.6	0.5	—	4.9	4.6	0.02
Sale of non-core real estate	11.2	8.5	0.04	11.2	8.5	0.04

	(8.6)	(6.6)	(0.04)	(57.2)	(42.9)	(0.21)

Special items and provisions, net (included in operating income)	(41.8)	(32.4)	(0.16)	(523.1)	(399.5)	(1.97)

Other non-operating significant items affecting comparability of results:
Early debt extinguishment costs	—	—	—	(54.0)	(41.3)	(0.20)

Gain on sale of cost-basis investment, net of expenses	—	—	—	438.4	388.0	1.92

Change in interest gains, net of expenses:
Cerro Verde stock issuance	—	—	—	159.5	172.9	0.85
Ojos del Salado stock issuance	8.8	8.8	0.04	8.8	8.8	0.04

	8.8	8.8	0.04	168.3	181.7	0.89

Provision for taxes on income: (A)
Foreign dividend taxes	—	(85.7)	(0.42)	—	(88.1)	(0.44)
Tax on unremitted foreign earnings	—	(43.1)	(0.21)	—	(43.1)	(0.21)
Tax charge associated with minimum pension liability reversal	—	(23.6)	(0.12)	—	(23.6)	(0.12)
Reversal of U.S. deferred tax asset valuation allowance	—	4.0	0.02	—	4.0	0.02
Reversal of PD Brazil deferred tax asset valuation allowance	—	11.9	0.06	—	11.9	0.06

	—	(136.5)	(0.67)	—	(138.9)	(0.69)

Minority interests in consolidated subsidiaries: (B)
Tax on unremitted foreign earnings	—	8.6	0.04	—	8.6	0.04

Discontinued operations: (C)
Transaction and employee-related costs	(5.8)	(5.0)	(0.02)	(5.8)	(5.0)	(0.02)
Goodwill impairment charge	(89.0)	(67.0)	(0.33)	(89.0)	(67.0)	(0.33)
Tax on unremitted foreign earnings	—	(7.6)	(0.04)	—	(7.6)	(0.04)
Tax benefit on capital losses	—	37.0	0.18	—	37.0	0.18

	(94.8)	(42.6)	(0.21)	(94.8)	(42.6)	(0.21)

Cumulative effect of accounting change	(13.5)	(10.1)	(0.05)	(13.5)	(10.1)	(0.05)

	$(141.3)	(204.2)	(1.01)	(78.7)	(54.1)	(0.27)

*	After-tax per common share amounts have been adjusted to reflect the March 10, 2006, two-for-one stock split.

(A)	Provision for taxes on income of $276.6 million and $577.0 million, as reflected in the Consolidated Statement of Income for the quarter and year ended December 31, 2005, respectively, included other amounts that have not been separately disclosed as special items as these amounts are typical and representative of the normal course of the company’s business in a given period.

(B)	Minority interests in consolidated subsidiaries of $73.9 million and $190.4 million, as reflected in the Consolidated Statement of Income for the quarter and year ended December 31, 2005, respectively, included other amounts that have not been separately disclosed as special items as these amounts are typical and representative of the normal course of the company’s business in a given period.

(C)	Loss from discontinued operations of $39.9 million and $17.4 million, as reflected in the Consolidated Statement of Income for the quarter and year ended December 31, 2005, respectively, included the operating results of Columbian Chemicals of $2.7 million and $25.2 million, respectively, which have not been separately disclosed as special items. Refer to Note 5, Discontinued Operations, for further discussion.

2.	Provision for Taxes on Income
The company’s income tax provision from continuing operations for the 2006 fourth quarter resulted from:
•	taxes on earnings at international operations ($40.0 million), including (i) a cumulative credit adjustment for withholding taxes associated with El Abra, and an equal and offsetting charge to minority interests in consolidated subsidiaries ($110.0 million), and (ii) benefits from the release of valuation allowances ($0.8 million), of which $0.2 million is associated with foreign net operating losses expected to be used in future periods; and

•	taxes on earnings at U.S. operations ($146.4 million), including benefits from the release of valuation allowances ($290.9 million), of which $127.5 million is associated with federal minimum tax credits and state net operating losses expected to be used in future periods.
The company’s income tax provision from continuing operations for the year ended December 31, 2006, resulted from:
•	taxes on earnings at international operations ($609.5 million), including benefits from the release of valuation allowances ($0.8 million), of which $0.2 million is associated with foreign net operating losses expected to be used in future periods; and

•	taxes on earnings at U.S. operations ($400.7 million), including benefits from the release of valuation allowances ($298.3 million), of which $127.5 million is associated with federal minimum tax credits and state net operating losses expected to be used in future periods.
3.	Zero-Premium Copper Collars and Copper Put Options Outstanding for Certain 2006 and 2007 Expected Production
Phelps Dodge entered into programs to protect a portion of its expected copper production by purchasing zero-premium copper collars (consisting of put options and call options) and copper put options. The copper collars and copper put options are settled on an average LME pricing basis for their respective hedge periods. The copper collar put options and purchased copper put options are settled monthly for 2006 and annually for 2007; all of the copper collar call options are settled annually. The above-mentioned copper collar price protection programs represented approximately 28 percent of our annual copper sales for 2006 and approximately 20 percent of our expected annual copper sales for 2007. The 72 percent of sales in 2006 and the approximate 80 percent in 2007 not covered by the copper collar price protection programs participate fully in higher LME and COMEX copper prices. Phelps Dodge entered into the programs as insurance to help ameliorate the effects of unanticipated copper price decreases.

A summary of the 2006 and 2007 programs for PDMC follows:
PDMC Zero-Premium Copper Collars and Copper Put Option Programs

	2006	2007
Copper Collars:
Pounds of zero-premium copper collars purchased (in millions)	564	486
Average LME put strike price (floor) per pound	$0.954	0.950
Annual average LME call strike price (ceiling) per pound	$1.632	2.002
Associated pre-tax gains for the 2006 fourth quarter: (A)
Intrinsic value component (in millions)	$18	184
Time value component (in millions)	$—	4
Associated pre-tax gains (charges) for the year ended December 31, 2006: (A)
Intrinsic value component (in millions)	$(651)	(400)
Time value component (in millions)	$13	32
Copper Put Options:
Pounds of copper put options purchased (in millions)	564	730
Average LME put strike price per pound	$0.950	0.950
Premium cost per pound	$0.020	0.023
Associated pre-tax charges for the 2006 fourth quarter: (A)
Intrinsic value component (in millions)	$—	—
Time value component (in millions)	$—	—
Associated pre-tax charges for the year ended December 31, 2006: (A)
Intrinsic value component (in millions)	$—	—
Time value component (in millions)	$—	(3)

(A)	The 2006 unrealized pre-tax charges resulted from the 2006 LME annual average of $3.053 per pound, calculated on a daily price basis, exceeding the $1.632 per pound ceiling of our 2006 zero-premium copper collars. The cumulative pre-tax charges for our 2006 copper collars and copper put options, including amounts recognized in 2005, were approximately $813 million, reflecting primarily intrinsic value charges and put option premiums. The 2007 unrealized pre-tax charges resulted from the 2007 LME forward-curve price average of $2.870 per pound exceeding the $2.002 per pound ceiling of our 2007 zero-premium copper collars. The cumulative pre-tax charges for our 2007 copper collars and copper put options, including amounts recognized in 2005 and 2006, were approximately $420 million, consisting of approximately $400 million for the intrinsic value component, approximately $3 million for the time value component and approximately $17 million for put option premiums.
Transactions under these copper price protection programs do not qualify for hedge accounting treatment under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and are adjusted to fair market value based on the forward-curve price and implied volatility as of the last day of the respective reporting period, with the gain or loss recorded in revenues. The cumulative pre-tax charges for our 2006 zero-premium copper collar price protection programs, including amounts recognized in 2005 and put option premiums, totaled approximately $813 million, of which approximately $801 million was paid in January 2007; the remainder (for put option premiums) was paid at inception. The actual impact of our 2007 zero-premium copper collar price protection programs will not be fully determinable until the maturity of the copper collars at December 31, 2007, with final adjustments based on the average annual LME copper price. During the 2006 first quarter, approximately $187 million was paid to the respective counterparts for the PDMC and El Abra 2005 zero-premium copper collar programs.

4.	Provisionally Priced Copper Sales Outstanding
Certain of PDMC’s sales agreements provide for provisional pricing based on either COMEX or LME prices (as specified in the contract) when shipped. Final settlement is based on the average applicable price for a specified future period (quotational period or QP), generally from one to three months after arrival at the customer’s facility. PDMC records revenues upon passage of title using anticipated pricing based on the commodity exchange forward rate. For accounting purposes, these revenues are adjusted to fair value through earnings each period until the date of final copper pricing. At December 31, 2006, approximately 221 million pounds of copper sales were provisionally priced at an average of $2.870 per pound with final quotational periods of January through May 2007. Candelaria accounted for approximately 53 percent of the net outstanding provisionally priced sales at December 31, 2006.
Phelps Dodge may enter into copper swap contracts to protect certain provisionally priced sales exposures in a manner designed to allow it to receive the average LME price for the month of shipment while our Candelaria customers receive the QP price they requested (i.e., one to three months after month of arrival at the customer’s facility). Due to the recent decline in copper prices, at January 25, 2007, we placed copper swap contracts for approximately 2 percent of Candelaria’s provisionally priced copper sales outstanding at December 31, 2006.
5.	Discontinued Operations
On March 16, 2006, the company completed the sale of Columbian Chemicals Company (Columbian) resulting in sales proceeds of approximately $595 million (including approximately $100 million of Columbian’s foreign-held cash and net of approximately $27 million in taxes and related expenses). As a result of the transaction, the operating results of Columbian have been reported separately from continuing operations and shown as discontinued operations in the Consolidated Statement of Income for all periods presented.
The transaction resulted in net charges of $125.1 million ($73.5 million after-tax and net of minority interests), which were recorded in discontinued operations. Of this amount $94.8 million ($42.6 million after-tax and net of minority interests) was recognized in the 2005 fourth quarter and $30.3 million ($30.9 million after-tax) was recognized during 2006. Additional charges recognized during 2006 consisted of a loss on disposal of $15.9 million ($15.2 million after-tax), transaction and employee-related costs of $14.4 million (before and after taxes) and a deferred income tax benefit reduction of $1.3 million.
The following table details selected financial information, which has been reported as discontinued operations for the quarters and years ended December 31, 2006 and 2005:

($ in millions)			Year Ended
	Fourth Quarter		December 31,
	2006	2005	2006	2005
Sales and other operating revenues	$—	196.9	179.8	743.3

Income from discontinued operations before taxes and loss on disposal	$—	3.9	17.0	40.4
Loss on disposal, including transaction and employee-related costs	(0.6)	(94.8)	(30.3)	(94.8)
Benefit (provision) for taxes on income	0.2	51.0	(4.8)	37.0

Loss from discontinued operations	$(0.4)	(39.9)	(18.1)	(17.4)

6.	Adoption of New Accounting Standards
In September 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R),” which requires recognition of a net liability or asset to report the funded status of defined benefit pension and other postretirement plans on the balance sheet and recognition (as a component of other comprehensive income) of changes in the funded status in the year in which the changes occur. Additionally, SFAS No. 158 requires measurement of a plan’s assets and obligations as of the balance sheet date and additional annual disclosures in the notes to the financial statements. The recognition and disclosure provisions of SFAS No. 158 are effective for fiscal years ending after December 15, 2006, while the requirement to measure a plan’s assets and obligations as of the balance sheet date is effective for fiscal years ending after December 15, 2008. Effective December 31, 2006, the Company adopted the recognition and disclosure provisions of SFAS No. 158. At December 31, 2006, the adoption of SFAS No. 158 did not impact the results of operations.
Upon adoption of SFAS No. 158 at December 31, 2006, long-term assets decreased by approximately $203 million, short-term liabilities decreased by approximately $1 million, deferred income taxes decreased by approximately $60 million, long-term liabilities decreased by approximately $48 million, and accumulated other comprehensive loss decreased by approximately $94 million.